EXHIBIT 99.1

Smith-Midland Reports First Quarter 2025 Financial Results

Company Reports Strong Revenue Growth and Tripling of Net Income From Prior Year

MIDLAND, VA – July 10, 2025 Smith-Midland Corporation (NASDAQ: SMID), a provider of innovative, high-quality proprietary and patented precast concrete products and systems, today announced its first quarter results for the period ended March 31, 2025.

First Quarter 2025 Summary (compared to prior-year first quarter)

•	Revenue increased 35 percent to $22.7 million
•	Gross margin increased 740 basis points to 30.7%
•	Operating income of $4.4 million compared to $1.5 million
•	Net income of $3.3 million, or $0.62 per diluted share, compared to $1.1 million and $0.21

“We are off to a very strong start in 2025, reporting a 35% revenue increase and a near tripling of net income on a year-over-year basis. Our first quarter marks the fourth consecutive quarter of revenue in excess of $20 million, thanks to a special barrier project and a 27% increase in Soundwall sales,” said Ashley Smith, Chairman and Chief Executive Officer of Smith-Midland. “We expect this momentum to continue as infrastructure spending at the federal, state and local levels should continue for road projects and other precast concrete products, including our utility vaults and Easi-Set structures. We have multiple opportunities with our barrier products through the upcoming replacement cycle driven by MASH-TL3 compliance and our growing rental fleet. We also continue to increase our sales efforts for SlenderWall and Easi-Set precast concrete products. Overall, we remain confident in our ability to effectively meet the demand of our customers across the multiple sectors we serve and deliver long-term value to our shareholders,” concluded Smith.

First Quarter 2025 Results

The Company reported 2025 first quarter revenues of $22.7 million compared to $16.8 million in the first quarter of 2024. Product sales for the quarter were $9.1 million, compared to $10.8 million in the prior-year quarter. Service revenue, which includes barrier rentals, royalty income and shipping and installation, was $13.6 million, more than double the $6.0 million reported in the first quarter of 2024.

Gross profit increased to $7.0 million compared to $3.9 million in the prior year quarter due to the higher revenue base. Gross margin for the quarter was 30.7%, a 740-basis point increase compared to the first quarter of 2024.

Operating income for the quarter was $4.4 million compared to $1.5 million in the prior-year quarter. The improvement was primarily due to the higher revenue base. Net income for the first quarter was $3.3 million, or $0.62 per diluted share, compared to net income of $1.1 million, or $0.21 per diluted share basis in the first quarter of 2024.

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Product Sales

Total product sales for the first quarter of 2025 were $9.1 million compared to $10.8 million in the prior-year quarter. Soundwall sales were $3.8 million compared to $3.0 million in the first quarter of 2024. The increase in Soundwall sales is primarily associated with increased production across all three facilities. Easi-Set and Easi-Span Building Sales increased to $2.1 million compared to $1.0 million in the prior-year quarter due to increased demand for plant and site assembled buildings and restrooms. Barrier sales were $1.3 million compared to $1.7 million, in line with the Company’s strategic focus to shift from barrier sales to barrier rentals. Utility product sales were $1.0 million, a 40 percent decrease compared from prior-year quarter, reflecting timing of the sale of vaults related to data centers. Miscellaneous wall and product sales totaled approximately $1.0 million, compared to $3.0 million in the first quarter of 2024. Although the Company did not report any SlenderWall or architectural panel sales in the first quarter of 2025, there are several SlenderWall projects that will be produced in 2025.

Service Revenue

Service revenue which is comprised of royalty income, barrier rental revenue, and shipping and installation totaled $13.6 million in the first quarter of 2025 compared to $6.0 million in the prior-year quarter. Barrier rental revenue was $8.4 million compared to $893,000 in the first quarter of 2024. The increase is attributed to a special barrier project that was installed and completed during the first quarter of 2025. Shipping and installation revenue was $4.3 million compared to $4.5 million in the prior-year quarter. The decrease is primarily attributed to a decrease in the first quarter shipping and installation of SlenderWall and architectural panels that were mostly produced in 2024. Royalty income increased 55 percent year over year to $890,000.

Balance Sheet and Liquidity

As of March 31, 2025, Smith-Midland's cash totaled $9.0 million compared to $7.5 million at the end of fiscal 2024. Account receivables totaled $23.8 million, and debt totaled $4.9 million as of March 31, 2025. Capital spending totaled $595,000 million in the first quarter of 2025.

Macro Environment and Outlook

The Company anticipates consistent sales volume for the full year of 2025 compared to 2024, but on which there can be no assurance. Infrastructure initiatives across the United States continue to drive greater bidding activity and a subsequent increase in backlog for its portfolio of patented, proprietary, and custom products. In addition, several SlenderWall projects are scheduled to commence production in the second half of the year. Inflationary pressures still remain, and the Company continues to manage its materials costs while attracting and retaining skilled labor. Backlog was approximately $52 million recorded as of May 2025 compared to $64.6 million in backlog one year prior. The backlog is expected to increase in 2025 by continued marketing efforts for products to be produced at all three manufacturing facilities, as well as consistent sales efforts in barrier rentals, but on which there can be no assurance. The majority of the backlog is anticipated to be fulfilled within 12 months; however, some projects may have a multi-year timeline. The Company remains focused on long-term strategic growth initiatives to drive shareholder value.

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Preliminary Second Quarter 2025 Results

The Company anticipates second quarter 2025 revenue to be substantially greater than in the second quarter of 2024. Gross margin and net Income are both expected to be greater than the prior-year second quarter as well. The foregoing is based on preliminary results and there can be no assurance that such results will be achieved. The Company anticipates it will report its second quarter results in the near future.

About Smith-Midland

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products and systems for use primarily in the construction, transportation, and utility industries.

Smith-Midland Corporation has three manufacturing facilities in: Midland, VA, Reidsville, NC, and Columbia, SC, and a J-J Hooks® Safety Barrier rental firm, Concrete Safety Systems. Easi-Set Worldwide, a wholly owned subsidiary of Smith-Midland Corporation, licenses the production and sale of Easi-Set products, including J-J Hooks and SlenderWall®, and provides diversification opportunities to the precast industry worldwide. For more information, please call (540) 439-3266 or visit www.smithmidland.com.

Forward-Looking Statements

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company’s actual results may differ significantly from those discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, the uncertainties arising from the policies of the new Administration and DOGE, the risk of less government spending on infrastructure than anticipated, inflationary factors including potential recession, our material weaknesses in internal controls, general business and economic conditions, our debt exposure, our high level of accounts receivables, the effect of the Company’s accounting policies and other risks detailed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Company Contact:

Dominic L. Hunter

540-439-3266

investors@smithmidland.com

Investor Relations:

Steven Hooser or John Beisler

Three Part Advisors, LLC

214-872-2710

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